KPMG LLP Suite 800 1225 17th Street Denver, CO 80202-5598

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the use of our reports dated February 22, 2024, with respect to the consolidated financial statements of Liberty Latin America Ltd. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
Denver, Colorado
May 24, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.